Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Preferred Stock)
of
Fargo Electronics, Inc.
at
$7.25 Net Per Share
by
Rushmore Acquisition Corp.
a wholly-owned subsidiary of
ZEBRA TECHNOLOGIES CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON THURSDAY, AUGUST 30, 2001 UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase dated August 3, 2001 (the "Offer to Purchase") and the related Letter of Transmittal relating to an offer by Rushmore Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Zebra Technologies Corporation, a Delaware corporation ("Zebra"), to purchase all of the outstanding shares of Common Stock, including the associated rights to purchase preferred stock (collectively, the "Shares"), of Fargo Electronics, Inc., a Delaware corporation ("Fargo"), at a purchase price of $7.25 per Share, net to each seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase and any amendments or supplements thereto, the "Offer"). Also enclosed is a letter to stockholders from Fargo, accompanied by Fargo's Solicitation/Recommendation on Schedule 14D-9.

    We are the holder of record of Shares held by us for your account. A tender of your Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer to Purchase.

    Your attention is invited to the following:

    1.  The Offer Price is $7.25 per Share, net to you in cash without any interest.

    2.  The Offer is being made for all of the outstanding Shares.

    3.  The Offer is being made pursuant to the Acquisition Agreement dated as of July 31, 2001 (the "Acquisition Agreement"), by and among Zebra, Merger Sub and Fargo, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Fargo, with Fargo surviving the merger as a wholly-owned subsidiary of Zebra (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Merger Sub, Fargo, Zebra, or any subsidiary of Fargo or Zebra or Shares which (a) dissent from the Merger in accordance with the provisions of Section 262 of the Delaware General Corporation Law, as amended (the "DGCL"), and (b) are held by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Offer Price, without interest, as set forth in the Acquisition Agreement and described in the Offer to Purchase.

    4.  The Board of Directors of Fargo has unanimously (a) determined that the Offer and the Merger and the other transactions contemplated in the Acquisition Agreement are advisable and are fair to and in the best interests of Fargo and the holders of Shares, (b) recommended that holders of Shares tender their Shares in the Offer and, if the matter is submitted to the Fargo stockholders, approve the Merger, and (c) approved the Acquisition Agreement, the Offer and the Merger and the other transactions contemplated by the Acquisition Agreement.

    5.  The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares that would constitute a majority of the outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer and (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    6.  The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, August 30, 2001 unless the Offer is extended.

    7.  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, backup withholding at a 31% (30.5% for payments made after August 6, 2001) rate may be required (unless an exemption is proved or the required tax identification information is provided). See Instruction 10 to the Letter of Transmittal.

    The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of that jurisdiction.

    If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize us to tender your Shares, all of your Shares will be tendered unless otherwise specified in the instruction form.

    Please forward your instruction form to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

Instructions with Respect to the
Offer to Purchase
All Outstanding Shares of Common Stock
of
Fargo Electronics, Inc.
by
Rushmore Acquisition Corp.
a wholly-owned subsidiary of
ZEBRA TECHNOLOGIES CORPORATION

    The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated August 3, 2001 (the "Offer to Purchase") and the related Letter of Transmittal pursuant to an offer by Rushmore Acquisition Corp., a Delaware corporation, to purchase all of the outstanding shares of Common Stock, including the associated rights to purchase preferred stock (the "Shares"), of Fargo Electronics, Inc., a Delaware corporation, at a purchase price of $7.25 per Share, net to each seller in cash, without interest, upon the terms and subject to the conditions as set forth in the Offer to Purchase and the related Letter of Transmittal.

    This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Please print name(s)
*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
Address
Area Code and Telephone Number
Tax Identification or Social Security Number(s)